Exhibit 5.1

March 22, 2017

GasLog Ltd.
$250,000,000 8.875% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as counsel for GasLog Ltd., a Bermuda exempted company (the “Company”), in connection with the public offering and sale by the Company of $250,000,000 aggregate principal amount of 8.875% Senior Notes due 2022 (the “Notes”), to be issued under the Indenture dated as of March 22, 2017 (the “Base Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 22, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) resolutions adopted by the Board of Directors of the Company (the “Board”) on March 17, 2017 (b) resolutions adopted by the bond committee of the Board on March 17, 2017; (c) the Indenture; (d) the Registration Statement on Form F-3 (Registration No. 333-210169) filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2016, for registration under the Securities Act of 1933 (the “Securities Act”) of $600,000,000 aggregate amount of debt securities of the Company, to be issued from time to time by the Company (the “Registration Statement”) and the Prospectus contained therein (the “Prospectus”); (e) the supplement to the Prospectus dated March 17, 2017; and (f) the Underwriting Agreement dated March 17, 2017, among the Company and Stifel, Nicolaus & Company, Incorporated and DNB Markets Inc, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 6-K filed on March 22, 2017, and to the incorporation by reference of this opinion into an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

GasLog Ltd.

Gildo Pastor Center

7 Rue du Gabian

MC 98000, Monaco